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                                                                [EXECUTION COPY]

                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

                                  BY AND AMONG

                             SAFETY HOLDINGS, INC.,

                            SAFETY ACQUISITION, INC.,

                            THOMAS BLACK CORPORATION

                                       AND

                               THE SHAREHOLDERS OF

                            THOMAS BLACK CORPORATION

                            DATED AS OF MAY 31, 2001

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                                TABLE OF CONTENTS

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                                                                           PAGE

                                    ARTICLE I
                                   DEFINITIONS
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1.01     Definitions.........................................................1

1.02     Interpretation......................................................8

1.03     Accounting Conventions..............................................9

1.04     Business Days.......................................................9

                                   ARTICLE II
                                   THE MERGER

2.01     The Merger..........................................................9

2.02     Time and Place of Closing..........................................11

2.03     Directors..........................................................12

2.04     Officers...........................................................12

2.05     Certificate of Incorporation and By-Laws...........................12

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                    RELATING TO THE COMPANY AND SUBSIDIARIES

3.01     Corporate Organization; Etc........................................12

3.02     Capitalization.....................................................13

3.03     Authority Relative to this Agreement...............................13

3.04     Consents and Approvals; No Violations..............................13

3.06     Financial Statements...............................................14

3.07     Absence of Certain Changes.........................................15

3.08     Compliance with Law................................................15

3.09     Contracts and Commitments..........................................15

3.10     No Undisclosed Liabilities.........................................16

3.11     No Default.........................................................16

3.12      Litigation........................................................16

3.13     Taxes..............................................................16

3.14     Brokers and Finders................................................17

3.15     Title to Properties................................................17

3.16     Intellectual Property..............................................18
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3.17     Insurance..........................................................19

3.18     Environmental Matters..............................................19

3.19     Employee Benefit Plans.............................................20

3.20     Insurance Business.................................................21

3.21     Real Property......................................................24

3.22     Permits............................................................24

3.23     Reinsurance........................................................24

3.24     No Other Agreements to Sell the Business...........................25

3.25     Accuracy of Information............................................25

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                        OF THE PURCHASER AND ACQUISITION

4.01     Organization.......................................................26

4.02     Authority Relative to this Agreement...............................26

4.03     Consents and Approvals; No Violation...............................27

4.04     Litigation.........................................................27

4.05     Brokers and Finders................................................27

4.06     Purchaser's Acknowledgments........................................28

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

5.01     Conduct of Business................................................28

5.02     Access to Information..............................................30

5.03     Further Assurances.................................................30

5.04     Filings............................................................31

5.05     Public Announcements...............................................31

5.06     Fees and Expenses..................................................31

5.07      Disclosure Supplements............................................31

5.08     Employee Benefit Matters...........................................32

5.09     Exclusivity........................................................33

5.10     Financing Commitments..............................................34

5.11     Appointment of Shareholder Representative..........................34
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                                TABLE OF CONTENTS
                                   (continued)

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5.12     Termination of Certain Agreements..................................35

5.13     Meeting of Shareholders............................................35

5.14     Shareholders/Voting Arrangement....................................35

5.15     Proxy Statement....................................................35

5.16     Assignment.........................................................36

                                   ARTICLE VI
                               CLOSING CONDITIONS

6.01     Conditions to the Obligations of the Company and the Shareholders
         to Effect the Transactions Contemplated Hereby.....................36

6.02     Conditions to the Obligations of the Purchaser and Acquisition
         to Effect the Transactions Contemplated Hereby.....................37

                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

7.01     Termination........................................................39

7.02     Procedure and Effect of Termination................................39

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.01     Survival, Representations and Warranties...........................40

8.02     Indemnification Obligation of the Shareholders.....................40

8.03     Indemnification Obligation of Purchaser............................41

8.04     Indemnification Procedures.........................................41

8.05     Payment............................................................42

8.06     Adjustment to Indemnities..........................................42

8.07     Payment of Taxes ..................................................43

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

9.01     Amendment and Modification.........................................45

9.02     Waiver of Compliance; Consents.....................................45

9.03     Notices............................................................45

9.04     Assignment.........................................................46

9.05     Jurisdiction; Forum................................................46

9.06     Governing Law......................................................47
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9.07     Counterparts.......................................................47

9.08     Interpretation.....................................................47

9.09     Entire Agreement...................................................47
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                                MERGER AGREEMENT

     THIS MERGER AGREEMENT is made as of this 31st day of May, 2001, by and among Safety Holdings, Inc., a Delaware corporation (the "PURCHASER"), Safety Acquisition, Inc., a Delaware corporation and first-tier, wholly-owned subsidiary of the Purchaser ("ACQUISITION"), Thomas Black Corporation, a Massachusetts corporation (the "COMPANY"), and the holders of Company Capital Stock (the "SHAREHOLDERS").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in the related Certificate of Merger attached as EXHIBIT A hereto (the "CERTIFICATE OF MERGER"), and in accordance with the Massachusetts Business Corporation Law ("MBCL") and the Delaware General Corporation Law ("DGCL"), Acquisition will be merged with and into the Company (the "MERGER") with the Company being the surviving corporation (the "SURVIVING CORPORATION");

     WHEREAS, the Surviving Corporation will be a corporation organized under the DGCL pursuant to Section 78 of the MBCL, and Section 252 of the DGCL; and

     WHEREAS, the parties to this Agreement desire for Acquisition and the Company to engage in, and the boards of directors of the Purchaser, Acquisition, and the Company have approved and adopted this Agreement and have approved, the Merger and other transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINITIONS. The terms defined in this SECTION 1.01, whenever used herein, shall have the following meanings for all purposes of this Agreement.

     "Accounting Referee" means KPMG LLP.

     "Acquisition" shall have the meaning set forth in the preamble hereof.

     "Acquisition Proposal" shall have the meaning set forth in SECTION 5.09 hereof.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

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     "Affiliate Contracts" shall mean any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or Associate of the Company or any of its Subsidiaries, on the other hand. For clarity, the term "Affiliate Contracts" shall not include Contracts solely between the Company and any Subsidiaries or solely between or among Subsidiaries.

     "Agency Agreements" shall have the meaning set forth in SECTION 3.20(b) hereof.

     "Agreement" means this Merger Agreement, including all exhibits and schedules hereto, as it and they may be amended from time to time in accordance herewith.

     "Associate" shall have the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect as of the date of this Agreement.

     "Audited Financial Statements" shall have the meaning set forth in
SECTION 3.06 hereof.

     "Breach" shall have the meaning set forth in SECTION 5.07 hereof.

     "Business Day" means any day on which banking institutions are not required or authorized to close in Boston, Massachusetts or New York, New York.

     "Certificate of Merger" shall have the meaning set forth in the recitals hereof.

     "Closing" shall have the meaning set forth in SECTION 2.02 hereof.

     "Closing Audit" shall mean the statement of the Post-Closing Adjustment Consideration of the Company.

     "Closing Date" shall have the meaning set forth in SECTION 2.02 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the preamble hereof.

     "Company Actuarial Analyses" shall have the meaning set forth in SECTION 3.20(i) hereof.

     "Company Capital Stock" shall have the meaning set forth in SECTION 2.01(c) hereof.

     "Company Expenses" shall have the meaning set forth in Section 5.06 hereof.

     "Company Group" shall have the meaning set forth in SECTION 5.09 hereof.

     "Company Identified Other IP" shall have the meaning set forth in
SECTION 3.16(a) hereof.

     "Company Indemnified Parties" shall have the meaning set forth in
SECTION 5.08(b) hereof.

     "Company IP" shall have the meaning set forth in SECTION 3.16(a) hereof.

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     "Company Marks" shall have the meaning set forth in SECTION 3.16(a) hereof.

     "Company Patents" shall have the meaning set forth in SECTION 3.16(a) hereof.

     "Company Registered Copyrights" shall have the meaning set forth in SECTION 3.16(a) hereof.

     "Company's Knowledge" means the actual knowledge as of the date hereof of Richard B. Simches, David F. Brussard and William J. Begley, Jr., Chairman, President, and Chief Financial Officer of the Company, respectively, without any investigation or inquiry.

     "Consolidated After Tax Net Income" shall mean, for any period, the net earnings (or Loss) after Taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED, HOWEVER that Consolidated After Tax Net Income will not include any deduction or addition for a gain resulting from the revaluation of the ESOP, contributions by the Company to the XSOP, any breakage or similar fee incurred by the ESOP in connection with a buyout of the swap related to the ESOP Note or the fees and expenses paid or payable by the Company to Tucker Anthony Incorporated in connection with this Agreement and the transactions contemplated hereby.

     "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

     "Debt" means any amount owed (including accrued and unpaid interest thereon) by the Company or its Subsidiaries in respect of (i) borrowed money or
(ii) capitalized lease obligations.

     "DGCL" shall have the meaning set forth in the recitals hereof.

     "Disclosure Date" shall have the meaning set forth in SECTION 5.07 hereof.

     "Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Company to the Purchaser concurrently with and as an integral part of this Agreement.

     "Dissenting Shares" shall have the meaning set forth in SECTION 2.01(f) hereof.

     "Division" shall have the meaning set forth in SECTION 3.05 hereof.

     "Effective Time" shall have the meaning set forth in SECTION 2.01(b) hereof.

     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, deed of trust, security interest, mortgage, right-of-way, encroachment, encumbrance, restriction on transfer (such as a right of first refusal or other similar rights but not including any restrictions on transfer arising under federal or state securities laws), defect of title or other similar right of any third party whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

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     "Environmental Law" means any Law and any orders, consent orders, judgments, notices, Permits or demand letters issued, promulgated or entered pursuant thereto, concerning pollution or the protection of human health, safety and the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and the Occupational Safety and Health Act, each as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

     "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

     "ESOP" means the Safety Insurance Employee Stock Ownership Plan (created by the Agreement dated April 12, 1995, as amended or supplemented to date) entered into between the Plan Sponsor and Eastern Bank and Trust Company, as Initial Trustee.

     "ESOP Holdback Amount" shall have the meaning set forth in SECTION 2.01(h) hereof.

     "ESOP Note" means the Secured Promissory Note, dated April 12, 1995, in the original principal amount of $36,000,000, given by the ESOP in favor of the Company.

     "Financial Statements" shall have the meaning set forth in SECTION 3.06 hereof.

     "Financing Commitments" shall mean the commitments emanating from or contained in the financing letters or financing term sheets entered into for the purpose of obtaining debt and equity financing in respect of the Merger and the other transactions contemplated in this Agreement.

     "GAAP" shall have the meaning set forth in SECTION 3.06 hereof.

     "Governmental Entity" shall mean any federal, state, local or foreign governmental, regulatory or administrative body, agency, department, board, commission or governmental entity (including the Division), any court or judicial governmental entity, any public, private or industry regulatory governmental entity, whether federal, state, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

     "Hazardous Substance" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, medical wastes, and waste waters.

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     "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.

     "HSR Filings" means filings required under the HSR Act.

     "Indemnification Agreement" shall have the meaning set forth in
SECTION 5.08(b) hereof.

     "Indemnified Party" shall have the meaning set forth in SECTION 8.04(a) hereof.

     "Indemnifying Party" shall have the meaning set forth in SECTION 8.04(a) hereof.

     "Insurance Companies" shall have the meaning set forth in SECTION 3.20(c) hereof.

     "Insurance Division Documents" shall have the meaning set forth in SECTION
3.05 hereof.

     "Insurance Policies" shall have the meaning set forth in SECTION 3.17 hereof.

     "Insurance Statements" shall have the meaning set forth in SECTION 3.20(d) hereof.

     "IRS" shall mean the Internal Revenue Service.

     "Law" shall mean any federal, state, local or foreign law, statute, constitution, ordinance, decree, requirement, code, order, judgment, settlement agreement, injunction, restriction, rule or regulation, including, but not limited to, the terms of any license or Permit issued by any Governmental Entity.

     "Leased Property" shall have the meaning set forth in SECTION 3.21(b) hereof.

     "Loss" or "Losses" shall mean any and all actual losses (including actual losses in value), liabilities, costs, damages, penalties and expenses (including reasonable attorneys' fees and expenses and litigation costs); PROVIDED, HOWEVER, that punitive damages shall not be included in any calculation of "Losses" except to the extent awarded in a third party claim.

     "Material Adverse Effect" shall mean any change, circumstance or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or which would reasonably be expected to materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     "Material Contract" shall have the meaning set forth in SECTION 3.09(a) hereof.

     "MBCL" shall have the meaning set forth in the recitals hereof.

     "Merger" shall have the meaning set forth in the recitals hereof.

     "Merger Consideration" shall mean the sum of (i) the amount of One Hundred Twelve Million Eight Hundred Five Thousand Sixty Three Dollars ($112,805,063) reduced, dollar for dollar, by all Transaction Costs paid or payable as of the Effective Time and (ii) the Post-Closing Adjustment Consideration.

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     "New Facts" shall have the meaning as set forth in SECTION 5.07 hereof.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice including quantity and frequency.

     "Outside Financing Commitment Date" shall have the meaning set forth in
SECTION 5.10(a) hereof.

     "Owned Property" shall have the meaning set forth in SECTION 3.21(a) hereof.

     "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity.

     "Person" shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or any Governmental Entity.

     "Plan" shall have the meaning set forth in SECTION 3.19(a) hereof.

     "Plan Sponsor" shall mean Thomas Black Insurance Agency, Inc., a Massachusetts corporation.

     "Post-Closing Adjustment Consideration" shall mean an amount equal to the lesser of: (i) an annual amount of $12.0 million pro rated for the period from January 1, 2001 through the Closing Date; or (ii) 55.0% of the Consolidated After Tax Net Income of the Company for the period from January 1, 2001 through the Closing Date; PROVIDED, THAT, either such amount shall be reduced by (w) the amount of all releases or reversals of Reserves during this period, (x) the amount of dividends or other distributions made to the holders of Shares during this period, (y) all payments by the Company to Richard B. Simches and his Affiliates and Associates from January 1, 2001 through the Closing Date in excess of an annual rate of $3.0 million in the aggregate, pro- rated for the period from January 1, 2001 through the Closing Date and (z) any contribution to or benefits provided by the Company to the XSOP in excess of $1,130,483 for the period from January 1, 2001 through the Closing Date; PROVIDED, FURTHER, THAT the Company notifies the Purchaser prior to such releases, reversals and excess payments and the Purchaser consents in advance to such releases, reversals and excess payments, which consent will not be (1) unreasonably withheld, delayed or conditioned or (2) required for any such releases and/or reserves required by GAAP or Statutory Accounting Practice. In addition, the Post-Closing Adjustment Consideration shall be further increased or decreased to the extent that the capitalized lease obligations of the Company and its Subsidiaries as of the Effective Time are less or more than $64,454, as applicable.

     "Potential Sale" shall have the meaning set forth in SECTION 5.09 hereof.

     "Pro Rata Indemnification Share" shall have the meaning set forth in
SECTION 8.02(b) hereof.

     "Proceeding" shall have the meaning set forth in SECTION 8.04(a) hereof.

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     "Profit Sharing-Retirement Plan" means the Thomas Black Insurance Agency,
Inc. and Affiliates Profit Sharing-Retirement Plan effective November 1, 1972, as most recently amended by a First Amendment dated December 20, 1995.

     "Proprietary Rights" means any or all of the following, and all rights in, arising out of or associated therewith: (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice) including all reissues, divisions, renewals, extensions, provisionals, confirmations and confirmations-in-part thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software in source and object code and all enhancements, modifications and derivative works thereto, data bases and documentation, and (v) trade secrets and other confidential information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, computer models, pricing and cost information, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

     "Purchaser" shall have the meaning set forth in the preamble hereof.

     "Purchaser Indemnitees" shall have the meaning set forth in SECTION 8.02(a) hereof.

     "Purchaser Material Adverse Effect" shall have the meaning set forth in
SECTION 4.01(a) hereof.

     "Real Property" shall have the meaning set forth in SECTION 3.21(b) hereof.

     "Reserves" shall have the meaning set forth in SECTION 3.20(h) hereof.

     "Revised Schedule" shall have the meaning set forth in SECTION 5.07 hereof.

     "Seller Indemnitee" shall have the meaning set forth in SECTION 8.03 hereof.

     "Share(s)" shall have the meaning set forth in SECTION 2.01(c) hereof.

     "Shareholder(s)" shall have the meaning set forth in the preamble hereof.

     "Shareholder Representative" shall have the meaning set forth in
SECTION 5.11 hereof.

     "Statutory Accounting Practices" shall mean statutory accounting practices consistently applied throughout the periods specified and the immediately prior period in accordance with the National Association of Insurance Commissioners Annual Statement Instructions and Accounting Practices and Procedures Manual, except to the extent that applicable state law may differ or that state rules or regulations require differences in reporting not related to accounting practices and procedures in which case such state requirements shall apply.

     "Statutory Financial Statements" shall have the meaning set forth in
SECTION 3.06 hereof.

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     "Subsidiaries" shall collectively mean Safety Insurance Company, Inc.,
Safety Indemnity Insurance Company, RBS, Inc. and Thomas Black Insurance Agency, Inc., all Massachusetts corporations, and any other Person with respect to which the Company (or a Subsidiary thereof) owns a majority of the common stock of such Person or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body of such Person.

     "Surviving Corporation" shall have the meaning set forth in the recitals hereof.

     "Tax Benefit" shall mean (i) an actual reduction in Taxes payable, (ii) a refund of Taxes previously paid, or (iii) the present value of any future refund, future credit, reduction in future Taxes payable as a result of an increased net operating loss or other future reduction in an otherwise required Tax payment, including in each such case any interest paid (or in the case of a future refund, payable) thereon. The present value of the amounts described in clause (iii) of the preceding sentence shall be computed (i) using the Tax rate applicable to the highest level of income with respect to such Tax under the applicable Tax law on the date prescribed for payment of the indemnity payment (taking into account, if applicable, the character of the income which is reduced by the loss or similar item) and assuming sufficient income in all applicable Tax periods to use such benefit, and (ii) using as a discount rate the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the Code or other applicable Tax law..

     "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxes" shall mean all taxes, of any kind whatsoever, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, and employees' income withholding, unemployment and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

     "Transaction Costs" means (i) all expenses paid or incurred and to be paid and incurred by the Company or its Subsidiaries in conjunction with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys' fees and expenses and accounting fees and expenses and (ii) charges, expenses, fees, penalties, duties, breakage costs and other obligations of the Company or its Subsidiaries that are incurred in connection with the repayment or refinancing of the existing Debt of the Company or its Subsidiaries; PROVIDED, HOWEVER, that up to $1,250,000 of the fees and expenses of Tucker Anthony Incorporated shall be (x) excluded from the term Transaction Costs and (y) borne by the Company.

     "Transaction Documents" shall mean, collectively, this Agreement and all agreements, instruments, certificates, and other documents executed or delivered in accordance with the terms of this Agreement or any other Transaction Document.

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     "XSOP" means the Safety Insurance Supplemental Executive Stock Ownership
Plan dated June 30, 1995.

     1.02 INTERPRETATION. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa, and (v) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

     1.03 ACCOUNTING CONVENTIONS. Each accounting term used herein, including within the defined terms herein, shall have the meaning that is applied thereto in accordance with GAAP, consistently applied, and shall be consistent in all material respects with the books and records of the Company and its Subsidiaries.

     1.04 BUSINESS DAYS. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

                                   ARTICLE II

                                   THE MERGER

     2.01 THE MERGER.

          (a) Upon the performance of the terms, covenants and obligations and subject to the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), and in accordance with the relevant provisions of the MBCL and DGCL, at the Effective Time, Acquisition shall be merged with and into the Company in accordance with the Certificate of Merger, the separate existence of Acquisition shall cease and the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 78 of the MBCL and Section 252 of the DGCL.

          (b) On the Closing Date, Acquisition and the Company shall duly execute and file the Certificate of Merger with the Secretaries of State of the Commonwealth of Massachusetts and the State of Delaware in accordance with the provisions of Section 78 of the MBCL and Section 252 of the DGCL, respectively. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the Certificate of Merger is filed with the Secretaries of State of the Commonwealth of Massachusetts and the State of Delaware, respectively.

          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of capital stock of the Company ("COMPANY CAPITAL STOCK"), each issued and outstanding share (each a "SHARE" and collectively, the "SHARES," which terms, for purposes of this Agreement, shall include any and all fractional shares) of Company Capital Stock immediately prior to the Effective Time (other than treasury shares and Dissenting Shares, which shall be disposed of in the manner set forth in the Certificate of Merger and in SECTION 2.01(f) hereof), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any issued and outstanding certificate or certificates representing such Shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive a cash payment from the Company equal to (i) that portion of the Merger Consideration which will be allocable to such Shares as set forth on
SCHEDULE 2.01 annexed hereto, upon the surrender of the certificate(s) representing such Shares and the delivery of a letter of transmittal to the Company stating that such holder represents and warrants that such holder owns such Shares free and clear of any Encumbrances, plus (ii) subject to adequate delivery and review of the Closing Audit and the procedures set forth in SECTION 2.01(d) below, the portion of the Post-Closing Adjustment Consideration which would be allocable to such Shares.

          (d) The Shareholder Representative shall cause the Closing Audit to be determined and delivered to the Purchaser as soon as practicable after the Closing Date but, in any event, no later than forty-five (45) days after the Closing Date. The Company will allow the Shareholder Representative to access its books and records for purposes of preparing the Closing Audit. The Closing Audit shall be prepared in good faith by or on behalf of the Shareholder Representative and, when delivered to the Purchaser, shall be accompanied by work papers showing, in reasonable detail, the calculation of the Post-Closing Adjustment Consideration. The Purchaser shall have forty-five (45) days to consider the Closing Audit after the delivery thereof. In the event the Purchaser disputes the calculation of the Post-Closing Adjustment Consideration, the Purchaser shall send a notification of such dispute (which shall be prepared in writing and set forth the Purchaser's computations in reasonable detail), to the Shareholder Representative. In the event such forty-five (45) day period lapses without any written notice of Purchaser having been sent to the Shareholder Representative, then the Purchaser shall be deemed to have finally accepted such determination by the Shareholder Representative. The Shareholder Representative shall have ten (10) days following its receipt of the Purchaser's notification to consider and object to the Purchaser's determination of the Post-Closing Adjustment Consideration. In the event that the Shareholder Representative objects to such determination by the Purchaser, the Shareholder Representative and the Purchaser shall use their reasonable efforts to promptly, and, in any event within seven (7) days, resolve any differences they may have with respect to such determination of the Post-Closing Adjustment Consideration. In the event that such ten (10) day period lapses without any written notice of the Shareholder Representative having been sent to the Purchaser, then the Shareholder Representative shall be deemed to have finally accepted such determination of the Purchaser. In the event that the Purchaser and the Shareholder Representative are not able to agree upon the Post-Closing Adjustment Consideration during such seven (7) day period, the calculation of such amounts (but only amounts in dispute between the Shareholder Representative and Purchaser) will be referred for final binding resolution to an Accounting Referee. The Accounting Referee shall be directed to issue its written determination of such amounts within thirty (30) days after such submission. The fees and expenses of the Accounting Referee shall be allocated between the Shareholders and the Purchaser in the same proportion that the aggregate amount of disputed items so submitted that is unsuccessfully disputed by each such party (as finally determined by such independent accounting) bears to the total amount of such remaining disputed items so submitted. The Purchaser shall cause the Company to pay the Shareholders the Post-Closing Adjustment Consideration as promptly as practicable after the final determination thereof but, in any event, within three (3) Business Days of the final determination. All amounts not paid when due under this SECTION 2.01(d) will accrue interest, payable on demand, at the rate of eighteen percent (18%) per annum from the date due until paid in full and Purchaser will pay the Shareholder Representative's reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) incurred in collecting the Post-Closing Adjustment Consideration.

          (e) In the event any certificate representing Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the undertaking of corresponding indemnity in form and substance reasonably satisfactory to the Purchaser, such Person shall receive in the Merger such portion of the Merger Consideration as would otherwise have been deliverable to such Person in respect of the lost, stolen or destroyed certificate.

          (f) Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who were entitled to vote in connection with approval of the Merger, and who did not vote in favor of the Merger, and who comply with all of the relevant provisions of Section 45 of the MBCL ("DISSENTING SHARES"), shall not be converted into or exchangeable for the right to receive any allocable portion of the Merger Consideration under
SECTION 2.01(c) above (but instead shall be converted into the right to receive payment from the Company with respect to such Dissenting Shares under the MBCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the MBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall be treated as having been converted as of the Effective Time of the Merger into the right to receive the allocable portion of the Merger Consideration in accordance with SECTION 2.01(c) above. The Company shall give prompt notice to the Purchaser of any demands received by the Company for appraisal of Shares of Company Capital Stock, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.

          (g) As of the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented Shares of Company Capital Stock shall, upon surrender to the Company of such certificate or certificates and acceptance thereof by the Company, be entitled to and shall receive prompt payment of the amount of cash into which the number of Shares of Company Capital Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. After the Effective Time there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash.

          (h) To assure sufficient funds for the payment of the indemnification obligations of the ESOP provided for in ARTICLE VIII, the ESOP shall not distribute and shall retain an amount equal to 10% of its share of the Merger Consideration (the "ESOP HOLDBACK Amount") to the individual participants in the ESOP until the date that is 540 days after the Closing Date. The right of any individual participant to receive distributions of the ESOP Holdback Amount shall be subject to the indemnification obligations of the ESOP set forth in ARTICLE VIII hereof.

     2.02 TIME AND PLACE OF CLOSING. Consummation of the Merger and the other transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, MA 02110, at 10:00 a.m. on the second Business Day following the satisfaction or waiver of the closing conditions contemplated hereby, or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

     2.03 DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     2.04 OFFICERS. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     2.05 CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation of the Surviving Corporation shall be in the form attached to the Certificate of Merger until amended in accordance with applicable law. The by-laws of the Surviving Corporation shall be amended and restated at the Effective Time to read the same as the by-laws of Acquisition until amended in accordance with applicable Law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                    RELATING TO THE COMPANY AND SUBSIDIARIES

     The Company represents and warrants to the Purchaser and Acquisition that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof throughout this ARTICLE III):

     3.01 CORPORATE ORGANIZATION; ETC. The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets except where the failure to be so organized, existing and in good standing or to have such power or authority is not, in the aggregate, reasonably likely to be material to the Company and the Subsidiaries, taken as a whole. Neither the Company nor any of the Subsidiaries is qualified or licensed to do business as a foreign corporation in any jurisdiction except for its jurisdiction of incorporation, and such qualification is not required. True and complete copies of the certificate of incorporation and by-laws of the Company and each of the Subsidiaries, in each case as presently in effect, have previously been delivered to the Purchaser. Section 3.01 of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries as of the date hereof.

     3.02 CAPITALIZATION. The capitalization of the Company and each of the Subsidiaries is set forth on Section 3.02 of the Disclosure Schedule. Section
3.02 of the Disclosure Schedule lists the name and address of each lawful owner of all Shares of Company Capital Stock and each lawful owner of all shares of the capital stock of each Subsidiary and the number of shares owned by each such Person. Except as disclosed in Section 3.02 of the Disclosure Schedule, there are no outstanding shares of capital stock or other equity interests of the Company or any of the Subsidiaries, and there is no subscription, option, warrant, call, right, agreement or other commitment relating to the issuance, sale, delivery or transfer by the Company or any of the Subsidiaries of any capital stock or other equity interests or security convertible into or exchangeable for any capital stock or other equity interests of the Company or any of the Subsidiaries, nor are there outstanding or authorized any stock appreciation rights, phantom stock or similar rights or instruments with respect to the Company Capital Stock or the capital stock of the Subsidiaries. All of the issued and outstanding shares of Company Capital Stock are duly authorized, fully paid and non-assessable and are, to the Company's Knowledge, held free and clear of any preemptive rights or Encumbrances. All of the issued and outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are held free and clear of any preemptive rights or Encumbrances.

     3.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite power and authority (including corporate authority and power) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions provided for herein. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby except for the consent and approval of the stockholders of the Company as set forth in
SECTION 5.13. Subject to obtaining such stockholder consent and approval, this Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement has been duly authorized, executed and delivered by the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section
3.04 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby by the Company, will (i) violate any Law, ruling or other restriction of any Governmental Entity to which the Company or any of the Subsidiaries is subject, (ii) breach or violate any provision of the certificate of incorporation or by-laws of the Company or any of the Subsidiaries, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party a right to accelerate, terminate or modify or cancel, any Contract to which the Company or any of the Subsidiaries is a party or by which it is bound (x) that involves annual payments by or to the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) per Contract or series of related Contracts or (y) if the existence of such conflict, breach, acceleration or right under such Contract would have a Material Adverse Effect, or (iv) require any consent, waiver, approval, authorization or permit of, or filing with or notification to any other party to any such Contract in connection with the execution delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or to, any Governmental Entity; except for (a) HSR Filings (or other competition filings), (b) such filings as may be required as a result of the specific legal or regulatory status of the Company, the Subsidiaries and/or Purchaser, or as a result of any other facts that specifically relate to the business or activities in which the Company, the Subsidiaries and/or Purchaser is or proposes to be engaged or (c) such violations, breaches, defaults, conflicts or consents which, in the aggregate, are not reasonably likely to be expected to be material to the Company and the Subsidiaries, taken as a whole, or with respect to which requisite waivers or consents have been or shall be obtained prior to the Closing.

     3.05 FILINGS. Each of the Insurance Companies is current and up-to-date in all material respects with all reports, forms and other documents (the "INSURANCE DIVISION DOCUMENTS") required to be filed with or submitted to the Massachusetts Division of insurance (the "DIVISION") and has made available to the Purchaser and Acquisition for its review and inspection all Insurance Division Documents filed with or submitted to the Division over the last three
(3) years. As of their respective dates, the Insurance Division Documents complied in all material respects with the requirements of the Division and the rules and regulations of the Division applicable thereto. The Statutory Financial Statements of the Insurance Companies included in the Insurance Division Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Division with respect thereto and have been prepared in accordance with the rules and regulations of the Division as such rules and regulations were in effect at the time of the preparation and submission thereof.

     3.06 FINANCIAL STATEMENTS. The Company has furnished the Purchaser with its Consolidated Financial Statements and Additional Information dated December 31, 2000 and 1999 audited by Price Waterhouse Coopers LLP (the "AUDITED FINANCIAL STATEMENTS") and the "Safety Insurance Company Consolidated Financial Statements and Related Materials To Comply with Statutory Filing Requirements" for the years ended December 31, 2000 and 1999 audited by Price Waterhouse Coopers LLP (the "STATUTORY FINANCIAL STATEMENTS" and sometimes together with the Audited Financial Statements, collectively, the "FINANCIAL STATEMENTS"). The Audited Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP"), and are correct and complete in all material respects and consistent in all material respects with the Company's books and records. The Balance Sheets included among the Audited Financial Statements fairly present the financial condition of the Company and the Subsidiaries on a consolidated basis at the respective dates thereof, and reflect all claims against and debts and liabilities of the Company and the Subsidiaries, fixed or contingent, as at the respective dates thereof which are required to be disclosed in accordance with GAAP; and the related statements of income, stockholders' equity and cash flows fairly present the results of the operations of the Company and the Subsidiaries and the changes in its financial position for the periods indicated. The Statutory Financial Statements, including the notes thereto have been audited in accordance with generally accepted auditing standards and the Statutory Financial Statements and other Insurance Statements have been prepared in conformity with Statutory Accounting Practices, and are correct and complete in all material respects and consistent in all material respects with the Company's books and records.

     3.07 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.07 of the Disclosure Schedule and except for the transactions contemplated by this Agreement, since the date of the most recent Audited Financial Statements, neither the Company nor any of the Subsidiaries has (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to be material and adverse to the Company and the Subsidiaries, taken as a whole, (b) conducted its business in any material respect not in the Ordinary Course of Business, (c) except in the Ordinary Course of Business, incurred any long-term indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any Person other than the obligations of each other or (d) except in the Ordinary Course of Business, (i) sold, transferred or otherwise disposed of, any of their material property or assets or (ii) mortgaged or encumbered any of their material property or assets.

     3.08 COMPLIANCE WITH LAW. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date of this Agreement, to the Company's Knowledge, the businesses of the Company and the Subsidiaries are not being conducted in violation of any applicable Law except such violations which in the aggregate are not reasonably likely to be material and adverse to the Company and the Subsidiaries, taken as a whole.

     3.09 CONTRACTS AND COMMITMENTS.

          (a) Section 3.09(a) of the Disclosure Schedule sets forth a list of all Contracts involving annual payments in excess of Five Hundred Thousand Dollars ($500,000) and indentures, mortgages and notes or other instruments evidencing indebtedness (contingent or otherwise) (collectively, the "MATERIAL CONTRACTS") to which the Company or any of the Subsidiaries is a party. Except as set forth in Section 3.09(b) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is in default under any of the Material Contracts, except such defaults which, in the aggregate, are not reasonably likely to be material to the Company and the Subsidiaries, taken as a whole.

          (b) With respect to each Material Contract and except as set forth in
Section 3.09(b) of the Disclosure Schedule: (i) each Material Contract is legal, valid, binding and enforceable against the Company and/or the Subsidiary which is party thereto, and, to the Company's Knowledge, the other parties thereto, and, to the Company's Knowledge, is in full force and effect; (ii) to the Company's Knowledge, no other party to any such agreement is in material breach or default thereunder and no event has occurred which with notice or lapse of time would reasonably be expected to constitute such a material breach or default, or permit termination, modification, or acceleration, under any Material Contract; (iii) neither the Company nor any of the Subsidiaries has repudiated any material provision of any Material Contract; (iv) each of the Company and the Subsidiaries has performed, in all material respects, all requirements to be performed by it under each of such Material Contract; and (v) none of the Company nor any of the Subsidiaries has received any written notice that it has violated, defaulted or breached under any of such Material Contract. Except as set forth in Section 3.09(b) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is required to obtain any authorization, waiver, license, consent, or approval of, or make any declaration, filing or registration with, or give notice to any other party to any such Material Contract in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     3.10 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Audited Financial Statements and the notes thereto, the Company did not have at December 31, 2000 any liabilities of a nature required by GAAP to be reflected therein. Except as and to the extent set forth in Section 3.10 of the Disclosure Schedule, since December 31, 2000, neither the Company nor any of the Subsidiaries has incurred any material liabilities, of a nature required by GAAP to be reflected on, a consolidated balance sheet of the Company except liabilities incurred in the Ordinary Course of Business.

     3.11 NO DEFAULT. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a material default or violation) of any term, condition or provision of (i) their respective certificate of incorporation or by-laws or
(ii) any Law applicable to the Company or the Subsidiaries, except such defaults and violations which, in the aggregate, are not reasonably likely to be material to the Company and the Subsidiaries, taken as a whole.

     3.12 LITIGATION. Except as set forth in Section 3.12 of the Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending or, to the Company's Knowledge, threatened, against the Company or the Subsidiaries before any court or Governmental Entity, except for the defense of claims asserted by insureds in the Ordinary Course of Business against the Insurance Companies' business. No such action, suit or proceeding is reasonably likely to be material to the Company and the Subsidiaries, taken as a whole. Except as set forth in Section 3.12 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of the Subsidiaries has received notice that it is subject to any outstanding judgment, order, injunction or decree of any Governmental Entity which is reasonably likely to be material to the Company and the Subsidiaries, taken as a whole.

     3.13 TAXES.

          (a) The reserves (excluding reserves for deferred Taxes) provided on the balance sheet of the most recent Audited Financial Statements for all Taxes imposed by any taxing authority are adequate to cover all unpaid liabilities for which the Company and the Subsidiaries may be liable for all Taxes (including any interest or penalties with respect to such Taxes), whether or not disputed, for any years and periods ending on or prior to December 31, 2000, and the amount of all unpaid liabilities for which the Company and the Subsidiaries may be liable for all Taxes (including any interest or penalties with respect to such Taxes), whether or not disputed, for all periods ending on or before the Closing Date, excluding all such Taxes relating to the transaction that is the subject of this Agreement, shall not, in the aggregate, exceed such reserves adjusted for the operations and transactions in the Ordinary Course of Business of the Company and the Subsidiaries since December 31, 2000. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Company or the Subsidiaries. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company or the Subsidiaries have not granted or been requested in writing to grant waivers of any statutes of limitations applicable to any claim for Taxes.

          (b) All material Federal, state, local and foreign Tax Returns have been filed for the Company and the Subsidiaries, as required by all applicable laws for all periods through and including the Closing Date. All Taxes shown as due on all such Tax Returns have been paid. Each such Tax Return is true and correct in all material respects. Except as set forth in Section 3.13 of the Disclosure Schedule, none of the income Tax Returns that include the operations of the Company or the Subsidiaries have ever been audited or investigated by any taxing authority. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have received written notice of any material issues that have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company or the Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which the Company or the Subsidiaries are required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose.

          (c) Neither the Company nor any of the Subsidiaries is a "foreign person" as defined in Section 1445(f)(3) of the Code.

          (d) Except as set forth in Section 3.13 of the Disclosure Schedule, the Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company is not a party to any tax sharing agreement.

          (e) Except as set forth in Section 3.13 of the Disclosure Schedule, as of the date hereof, no Subsidiary is required, or has agreed, to make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of any change of accounting method.

     3.14 BROKERS AND FINDERS. Neither the Company, any of the Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Tucker Anthony Incorporated. The Company has previously delivered to the Purchaser a true and complete copy of the engagement letter between the Company and Tucker Anthony Incorporated.

     3.15 TITLE TO PROPERTIES. Except as set forth in Section 3.15 of the Disclosure Schedule, the Company and each of the Subsidiaries has good and marketable title to all of the material assets, personal property and real property which it owns and which are reflected on the balance sheets included as part of the most recent Audited Financial Statements or acquired since the date of the most recent Audited Financial Statements (except for assets, personal property and real property sold, consumed or otherwise disposed of by any of them in the Ordinary Course of Business since the date thereof), and such assets, personal property and real property are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section 3.15 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (c) Encumbrances to secure indebtedness reflected on such balance sheets or indebtedness incurred in the Ordinary Course of Business and (d) mechanic's, materialmen's and other Encumbrances which have arisen in the Ordinary Course of Business.

     3.16 INTELLECTUAL PROPERTY.

          (a) Section 3.16(a) of the Disclosure Schedule sets forth an accurate and complete list of (i) all marks in which the Company or any Subsidiary has an ownership interest or which the Company or any Subsidiary uses in its business, other than those licensed from another person on a non-exclusive basis (collectively "COMPANY MARKS"), including all registrations and applications for registration with all Governmental Entities that have been made by or for the Company or any Subsidiary with regard to such Company Marks, identifying for each (w) its registration (as applicable) and application numbers, (x) whether it is owned by or exclusively licensed to the Company or such Subsidiary, (y) its current status and (z) the class(es) of goods or services to which it relates; (ii) all Patents in which the Company or any Subsidiary has an ownership interest or which have been exclusively licensed to the Company or any Subsidiary (collectively the "COMPANY PATENTS") and identifies for each (w) the patent number and issue date (if issued) or application number and filing date (if not issued), (x) its title, (y) the named inventors and (z) whether it is owned by or exclusively licensed to the Company or such Subsidiary; (iii) all registered copyrights (whether registered with the United States Copyright Office or in or with the appropriate office or Governmental Entity in any other jurisdiction) in which the Company or any Subsidiary has an ownership interest or which have been licensed to the Company or any Subsidiary, and all pending applications for registration of Copyrights filed anywhere in the world by or for the Company or any Subsidiary, or which has been exclusively licensed to the Company or any Subsidiary (collectively the "COMPANY REGISTERED COPYRIGHTS"); and (iv) all other intellectual property in which the Company or any Subsidiary has an ownership interest or which have been licensed to the Company or any Subsidiary that are material to the Company or the Subsidiaries, taken as a whole (collectively the "COMPANY IDENTIFIED OTHER IP", with the Company Marks, Company Registered Copyrights, Company Patents and Company Identified Other IP sometimes collectively called "COMPANY IP").

          (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule,
(i) the Company IP are the only Proprietary Rights which are material to the conduct of the business of the Company and the Subsidiaries, taken as a whole,
(ii) as of the date of this Agreement, the validity of the Company IP and the title thereto are not being questioned in any litigation nor, to the Company's Knowledge, is any such litigation threatened and (iii) as of the date of this Agreement, to the Company's Knowledge, the conduct of the business of the Company and the

Subsidiaries as now conducted does not conflict with any valid patents, trademarks, trade name, service marks or copyrights of others in any way which is reasonably likely to be material to the Company and the Subsidiaries, taken as a whole.

     3.17 INSURANCE. All material insurance policies (the "INSURANCE POLICIES") with respect to the property, assets, operations and business of the Company and the Subsidiaries are in full force and effect. Except as set forth in Section
3.17 of the Disclosure Schedule, as of the date of this Agreement, there are no pending material claims against the Insurance Policies as to which the insurers have denied liability or which would give rise to retroactive premium adjustments or other material Loss-sharing arrangements. The Company makes no representation or warranty that such insurance will be continued or is continuable after the Closing. Neither the Company, the Subsidiaries, nor to the Company's Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the Insurance Policies; and, to the Company's Knowledge, no party to the policy has repudiated any material provision thereof. Section 3.17 of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and the Subsidiaries. All known claims, if any, made against the Company or any of the Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and, to the Company's Knowledge, are being defended by such appropriate insurance companies and are described in
Section 3.17 of the Disclosure Schedule and, except as disclosed in Section 3.17 of the Disclosure Schedule, and, to the Company's Knowledge, no claims have been denied coverage during the last three years. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is required to obtain any authorization, waiver, consent or approval of, make any declaration, filing or registration with, or give notice to any other party to any such Insurance Policy in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     3.18 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, the Company and each Subsidiary holds, and is in substantial compliance with, all material permits, licenses and government authorizations, if any, required for it to conduct its businesses under Environmental Laws;

          (b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any lawsuit, claim, notice of violation, written request for information, or has been notified in writing that it is a potentially responsible party, under any Environmental Law;

          (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has entered into or agreed to any consent decree or order, and none of them is subject to any judgment, decree, or order relating to compliance with any Environmental Law or to investigation or cleanup of regulated substances under any Environmental Law;

          (d) to the Company's Knowledge, no Hazardous Substance is present or has been released at, on or under, any Real Property in such amount as would require remediation under any applicable Environmental Law;

          (e) the Purchaser has been provided with true and correct copies of any reports, audits or assessments in the possession or control of the Company or any of the Subsidiaries that describe the environmental conditions at any of the Real Property or any property previously owned, leased or occupied by the Company or any of the Subsidiaries; and

          (f) the Company and the Subsidiaries have never owned or operated an underground storage tank at any Real Property.

     3.19 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.19 of the Disclosure Schedule lists and identifies each profit sharing, 401(k), retirement, disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, bonus, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including without limitation, any employee benefit plan as defined in
Section 3(3) of ERISA, which is maintained or contributed to by the Company or any of the Subsidiaries, or under or with respect to which the Company or any of the Subsidiaries has any liability or contingent liability (individually a "PLAN" and collectively, the "PLANS"). Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code which favorable determination letter covers all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired. None of the Plans is or has been subject to Title IV of ERISA and none of the Plans is a multi-employer plan (as defined in Section 3(37) of ERISA).

          (b) Subject to Section 3.19(d) of the Disclosure Schedule, to the Company's Knowledge, all Plans have been administered in all material respects in accordance with their terms and comply in all material respects in form and operation with all applicable requirements of law and subject to Section 3.19(d) of the Disclosure Schedule, to the Company's Knowledge, no event has occurred which will or could cause any such Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

          (c) Subject to Section 3.19(d) of the Disclosure Schedule, none of the Company, the Subsidiaries nor any of its ERISA Affiliates has engaged in any "prohibited transaction" (as described in section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

          (d) There have been no acts or omissions by the Company, the Subsidiaries or any of its ERISA Affiliates which have given rise to fines, penalties, Taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of the Subsidiaries was liable or, except as set forth in Section 3.19 of the Disclosure Schedule, which, to the Company's Knowledge, may give rise to such fines, penalties, Taxes or related charges.

          (e) Except as set forth in Section 3.19 of the Disclosure Schedule, the Company and the Subsidiaries have not made or become obligated to make, and will not as a result of any event connected with the Acquisition or any other transaction contemplated herein become obligated to make, any material payment that will not be deductible under Section 280G of the Code.

          (f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's Knowledge, threatened involving any Plan or the assets thereof.

          (g) None of the Company or the Subsidiaries has any liability or contingent liability for providing, under any Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

          (h) A true and complete copy of each Plan, and where applicable, a copy of the most recent IRS Form 5500 annual report, IRS determination letter, trust agreement or other funding arrangement, and summary plan description with respect to each such Plan have been made available to the Purchaser.

          (i) To the Company's Knowledge, no executive, key employee, or significant group of employees presently plans to terminate employment with the Company or any of the Subsidiaries during the next twelve (12) months.

          (j) Except as set forth in Section 3.19 of the Disclosure Schedule, there is no labor strike pending against or involving or, to the Company's Knowledge, threatened against the Company or any of the Subsidiaries.

     3.20 INSURANCE BUSINESS.

          (a) Except as disclosed in Section 3.20(a) of the Disclosure Schedule, all policies of insurance issued by the Company and the Subsidiaries as now in force are, to the extent required under applicable Law, on forms which have been approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Except as disclosed in Section 3.20(a) of the Disclosure Schedule, any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and/or approved and premium rates established by the Company and each of the Subsidiaries conform thereto. Except as disclosed in
Section 3.20(a) of the Disclosure Schedule, any Contract to which the Company or any Subsidiary is a party and which is required to be filed with or approved by insurance regulatory authorities has been so filed or approved except for those which, if not filed or approved, as the case may be, would not be material to the Insurance Companies taken as a whole.

          (b) The Company will furnish to Purchaser a list of all material written Contracts between the Company or any of the Subsidiaries and its agents, managing general agents or brokers ("AGENCY AGREEMENTS"). Included in Section 3.20(b) of the Disclosure Schedule are copies of the Company's and each of the Subsidiaries' standard agency agreements, including copies of all schedules and exhibits customarily attached thereto and made part of such

Agency Agreements. Except as set forth in Sections 3.12 and 3.23 of the Disclosure Schedule, or as separately set forth in writing by the Company to the Purchaser, neither the Company nor any of the Subsidiaries has received any notification by its agents threatening litigation or termination of their agency agreements with the Company or the Subsidiaries. No insurance agent or group of related agents accounted for more than two (2) percent of the gross premium income of the Company and the Subsidiaries combined for the year ended December 31, 2000.

          (c) Section 3.20(c) of the Disclosure Schedule sets forth a complete and accurate list of each Subsidiary that is an insurance company (each an "INSURANCE COMPANY" and, collectively, the "INSURANCE COMPANIES"). Each of the Insurance Companies is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, to engage in the business of reinsurance in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly licensed or authorized in its jurisdiction of incorporation to write or conduct each line of its business. Each Insurance Company is, where required, duly licensed or authorized and appointed as a third party administrator, insurance agency, managing general agency or similar service provider in its jurisdiction of incorporation and in each other jurisdiction where it is required to be so licensed or authorized.

          (d) Each Insurance Company has filed all required annual and quarterly statements with the Insurance Department of the Commonwealth of Massachusetts or any other applicable regulatory authorities for the years ended December 31, 1999 and 2000 or such other periods as required by such regulatory authorities (the "INSURANCE STATEMENTS"). The Company has previously furnished the Purchaser with copies of the Insurance Statements, together with all exhibits and schedules thereto, and any actuarial opinions, affirmations or certifications filed in connection therewith.

          (e) The business and operations of the Insurance Companies have been conducted in material compliance with all applicable Laws regulating the business of insurance and all applicable orders and directives of Governmental Entities. To the Company's Knowledge, none of the Insurance Companies is in violation of or since January 1, 1999 has violated, any applicable Laws regulating the business of insurance or has received any notice from any Governmental Entity or any other person that any Insurance Company is in violation of, or has violated, any applicable provisions of any applicable Laws regulating the business of insurance. To the Company's Knowledge, all insurance products marketed, serviced, administered, sold or issued by or on behalf of an Insurance Company have been marketed, serviced, administered, sold and issued in compliance with all applicable consumer protection laws, whether federal or state, and all applicable insurance Laws, including, without limitation, in compliance with (i) all applicable prohibitions on withdrawal of business lines,
(ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations, (iv) all applicable prohibitions against "churning" and (v) all applicable anti-discrimination Laws.

          (f) All policies, binders slips, certificates, annuity contracts and participation agreements and other agreements of insurance, and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, in effect as of the date hereof that are issued or have been issued by the Insurance Companies are, to the extent required under applicable Law, on forms approved by applicable regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objections, and all such forms comply in all material respects with applicable insurance Laws. Any premium rates of the Insurance Companies that are required to be filed with or approved by any Governmental Entity have been so filed or approved and the premiums charged conform thereto, and such premiums comply in all material respects with all applicable anti-discrimination Laws and all applicable insurance Laws.

          (g) No material claim or assessment that is peculiar or unique to any Insurance Company is pending or to the Company's Knowledge threatened against any Insurance Company by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers, and none of the Companies, the Subsidiaries, nor any Insurance Company has received notice of any such claim or assessment.

          (h) The reserves for payment of future policy benefits, Losses, claims, expenses and similar purposes under all presently issued policies reflected in, or included with, the Insurance Statements (collectively, the "RESERVES") were determined in all material respects in accordance with the Statutory Accounting Practices, to the Company's Knowledge, utilized actuarial assumptions which are appropriate in all material respects for the risks of the relevant policy and contract provisions, are fairly stated in accordance with sound actuarial principles and are in compliance, in all material respects, with the requirements of applicable Laws, including, without limitation, meeting all applicable statutory and regulatory requirements as to reserve amounts for each line of business in which the applicable Company or Subsidiary operates, and to the Company's Knowledge, such Reserves were appropriate to cover the total amount of all reasonably anticipated liabilities of the Company and each Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Insurance Statements.

          (i) Prior to the date of this Agreement, the Company has delivered or made available to the Purchaser copies of all actuarial reports prepared by actuaries, independent or otherwise, with respect to any of the Insurance Companies since December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). The information and data furnished by any of the Company, the Subsidiaries or Insurance Companies to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate and complete in all material respects. To the Company's Knowledge, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Insurance Companies at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

          (j) Since December 31, 1999, neither A.M. Best Company nor any other ratings agency has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Insurance Company, and the Company has no reason to believe that any rating presently held by any Insurance Company is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including, without limitation, as a result of the transactions contemplated by this Agreement.

     3.21 REAL PROPERTY.

          (a) Section 3.21(a) of the Disclosure Schedule lists all real property that the Company or any of the Subsidiaries owns ("OWNED PROPERTY"). Except as set forth in Section 3.21(a) of the Disclosure Schedule, with respect to each such parcel of Owned Property:

          (i) the identified owner has sole, good and marketable title to the parcel of Owned Property, free and clear of any Encumbrances;

          (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Property; and

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Property, or any portion thereof or interest therein.

          (b) Section 3.21(b) of the Disclosure Schedule lists all real property leased or subleased from or to the Company or any of the Subsidiaries, the name of the third party lessor or lessee and the date of the lease and all amendments thereto (the "LEASED PROPERTY" and, collectively with the "OWNED PROPERTY", the "REAL PROPERTY"). The Company has delivered to the Purchaser correct and complete copies of the leases and subleases and all amendments thereto set forth in Section 3.21(b) of the Disclosure Schedule (the "PROPERTY LEASES").

          (c) The Company and the Subsidiaries have the right to use the Real Property in the manner and for the purposes as each is currently being used by the Company or the Subsidiaries, as the case may be. To the Company's Knowledge, there are no material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or any of the Subsidiaries or otherwise affecting any portion of the Real Property and none of the Company nor any of the Subsidiaries has received any written notice of the same. None of the Company nor any of the Subsidiaries has received any written notice of any material violation or claimed material violation by any of them of any material applicable building, zoning, subdivision, health and safety and other similar land use Laws with respect to the Real Property within the past three (3) years.

     3.22 PERMITS. Except as set forth in Section 3.22 of the Disclosure Schedule, the Company and each of its Subsidiaries has obtained all Permits that are necessary for the ownership and conduct of the business of the Company and each of its Subsidiaries as presently conducted including any Permits required by the Division pursuant to Massachusetts' Law; such Permits are in full force and effect and are sufficient for the ownership and conduct of such business; to the Company's Knowledge, no violations are or have been recorded by the entity that issued the Permit in respect of any such Permit; and no proceeding is pending or, to the Company's Knowledge, threatened, to suspend, revoke or limit any such Permit.

     3.23 REINSURANCE. Section 3.23 of the Disclosure Schedule sets forth a list of all reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Insurance Company is a party or under or with respect to which any Insurance Company has any existing rights, obligations or liabilities. All such reinsurance and coinsurance treaties or agreements are legal, valid, binding and enforceable against the Insurance Company party thereto and, to the Company's Knowledge, the other parties thereto, and to the Company's Knowledge, are in full force and effect. None of the Company or any Subsidiary, nor, to the Company's Knowledge, any other party to any such reinsurance or coinsurance treaty or agreement, is in default in any material respect under any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. None of the Insurance Companies has received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to Insurance Companies or the ceding by the Insurance Companies of insurance or reinsurance business in an aggregate amount equal to two percent (2%) or more of the consolidated gross premium income of the Insurance Companies for the year ended December 31, 2000.

     3.24 NO OTHER AGREEMENTS TO SELL THE BUSINESS. None of the Companies or any Subsidiary has any agreement, absolute or contingent, with any other person to sell the capital stock, material assets or business of any of the Subsidiaries or to effect any merger, consolidation or other reorganization of any of the Subsidiaries or to enter into any agreement with respect thereto.

     3.25 MANAGEMENT AGREEMENTS AND BONUSES. Section 3.25 of the Disclosure Schedule sets forth all agreements providing for salary, bonuses and other compensation by the Company or any of its Subsidiaries to any officer, director, employee or former employee of the Company or any of its Subsidiaries, as applicable. Section 3.25 of the Disclosure Schedule lists in all material respects the amount and form of the salary, bonuses and other compensation payable pursuant to each such agreement, including as a result of the transactions contemplated by this Agreement.

     3.26 ACCURACY OF INFORMATION. Other than as set forth on Section 3.26 of the Disclosure Schedule, the representations and warranties set forth in this Agreement (including the exceptions to such representations and warranties set forth in the Disclosure Schedule) do not contain any untrue statement of a material fact.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF THE PURCHASER AND ACQUISITION

     The Purchaser and Acquisition jointly and severally represent and warrant to the Company and the Shareholders as follows:

     4.01 ORGANIZATION.

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority (i) is not, in the aggregate, reasonably likely to have a material adverse effect on the business, assets or financial condition of the Purchaser ("PURCHASER MATERIAL ADVERSE EFFECT"), or (ii) would not impair, hinder or adversely affect the ability of the Purchaser to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby. The Purchaser has heretofore delivered to the Company complete and correct copies of its certificate of incorporation and by-laws, as currently in effect.

          (b) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority (i) is not, in the aggregate, reasonably likely to have a material adverse effect on the business, assets or financial condition of Acquisition or (ii) would not impair, hinder or adversely affect the ability of Acquisition to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby. Acquisition has heretofore delivered to the Company complete and correct copies of its certificate of incorporation and by-laws, as currently in effect.

     4.02 AUTHORITY RELATIVE TO THIS AGREEMENT.

          (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Purchaser and constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Acquisition has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Acquisition and no other corporate proceedings on the part of Acquisition are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Acquisition and constitute valid and binding agreements of Acquisition, enforceable against Acquisition in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.03 CONSENTS AND APPROVALS; NO VIOLATION. Except for HSR Filings (and other competition filings) and the filings, permits, authorizations, consents and approvals set forth on Section 4.03 to the Disclosure Schedule, there is no requirement applicable to the Purchaser or Acquisition to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to lawful consummation by the Purchaser and Acquisition of the consummation of the transactions contemplated by the Transaction Documents. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser or Acquisition nor the consummation of the transactions pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Purchaser or Acquisition, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as set forth in said Section
4.03 to the Disclosure Schedule and except for such consents, waivers, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not reasonably likely to have a Purchaser Material Adverse Effect, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which the Purchaser or Acquisition or any of the Purchaser's subsidiaries is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall prior to the Closing be obtained or which, in the aggregate, would not have a Purchaser Material Adverse Effect or (d) violate any applicable order, writ, injunction or decree.

     4.04 LITIGATION. There is no action, suit or proceeding pending, or, to the knowledge of the Purchaser, action, suit or proceeding threatened, against the Purchaser or Acquisition before any Governmental Entity which is reasonably likely to have a Purchaser Material Adverse Effect. The Purchaser has not received notice that it or Acquisition is subject to any outstanding judgment, order or decree of any Governmental Entity which is reasonably likely to have a Purchaser Material Adverse Effect.

     4.05 BROKERS AND FINDERS. Neither the Purchaser nor Acquisition nor any of their officers, directors or employees has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and expenses payable by the Purchaser to Mann & Co. and The Jordan Company LLC for investment banking services.

     4.06 PURCHASER'S ACKNOWLEDGMENTS. The Purchaser and Acquisition acknowledge and agree that they (i) have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and the Subsidiaries and (ii) have been furnished with or given adequate access to such representatives of the Company and the Subsidiaries, and books, records and other information about the business of the Company and the Subsidiaries as they have requested.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

     5.01 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company will, and will cause the Subsidiaries to, conduct its and their business and operations according to in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), and will not permit any Subsidiary to:

          (a) (i) create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases but excluding short term indebtedness or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; PROVIDED, HOWEVER, that the Company and the Subsidiaries may incur indebtedness in the Ordinary Course of Business and (ii) endorse negotiable instruments in the Ordinary Course of Business;

          (b) except in the Ordinary Course of Business, (i) sell, transfer or otherwise dispose of any of its material property or assets or (ii) mortgage or encumber any of its material property or assets;

          (c) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) material to the Company and the Subsidiaries, taken as a whole, except agreements, commitments or transactions in the Ordinary Course of Business or as contemplated herein;

          (d) materially change the accounting methods, principles or practices employed by any of them;

          (e) amend their respective certificates of incorporation, by-laws or other organizational or governing documents or effect any reclassification, recapitalization or similar change in the capitalization of the Company or any of the Subsidiaries;

          (f) (i) enter into any new or amend any existing, employment, severance, deferred compensation or similar arrangements, (ii) increase the compensation payable, or to become payable, by the Company or any of the Subsidiaries to any employee, or any director or officer of the Company or any of the Subsidiaries, (iii) except pursuant to agreements, plans or other arrangements existing as of the date hereof, pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension or retirement payment to any employee of the Company or any of the Subsidiaries, or any director or officer of the Company or any of the Subsidiaries, or (iv) provide for the first time or increase the coverage or benefits available under, any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employee or former employee of the Company or any of the Subsidiaries or any director or officer of the Company or any of the Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv) normal increases or payments in the Ordinary Course of Business that are not material, individually or in the aggregate, and that do not result in any material increase in the cost of any such plans;

          (g) liquidate, sell, lease, transfer, assign or dispose of or agree to liquidate, sell, lease, transfer, assign or dispose of any tangible or intangible assets outside the Ordinary Course of Business;

          (h) take or omit to take any action that would have a Material Adverse Effect;

          (i) enter into, adopt or terminate any Plan;

          (j) acquire (by merger, consolidation or other combination, or acquisition of stock or assets) any corporation, partnership or other business organization, or any division thereof;

          (k) issue, sell or otherwise dispose of or agree to issue sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (l) create, incur, issue any debt securities, endorse, assume or guaranty or enter into any agreement to provide for indebtedness for borrowed money and capitalized lease obligations;

          (m) make or commit to make any capital expenditure not in the Ordinary Course of Business in an amount in excess of $50,000, individually or in the aggregate;

          (n) declare, set aside or pay any dividend or make any distribution with respect its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock, other than any such dividend by any Subsidiary to the Company;

          (o) make any loan to, or enter into any transaction with, any of its directors, officers, stockholders or any Affiliate or Associate thereof, except for advances for travel and other business expenses in the Ordinary Course of Business that do not exceed $50,000 in the aggregate;

          (p) create or impose any Encumbrances upon any of its assets or properties, tangible or intangible, except for Encumbrances arising by operation of Law;

          (q) grant any license or sublicense of any material rights under or allow to lapse, sell, transfer or otherwise dispose of, or otherwise experience any adverse effect with respect to any material Company Proprietary Rights;

          (r) make any equity or debt investment in, or any loan to, any other Person, other than transactions between the Company and the Subsidiaries or between the Subsidiaries;

          (s) initiate any legal proceeding or action or compromise any pending legal proceeding or action outside the Ordinary Course of Business, except for legal proceedings or actions relating to any employee of the Company or the Subsidiaries or against the Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby;

          (t) make any material Tax election or settle or compromise any federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of any Taxes; or

          (u) materially change its overall pricing of insurance premiums on contracts of insurance sold by the Company or any of the Subsidiaries except for any premium increases reflected in filings made with state insurance departments; or

          (v) enter into any agreement to take, or cause to be taken, any of the actions prohibited in this SECTION 5.01.

     5.02 ACCESS TO INFORMATION.

          (a) Between the date of this Agreement and the Closing Date, the Company will, during ordinary business hours and upon reasonable advance notice,
(i) give the Purchaser and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Company and the Subsidiaries, (ii) permit the Purchaser to make such inspections thereof as the Purchaser may reasonably request, and (iii) cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as the Purchaser may from time to time reasonably request; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and the Subsidiaries.

          (b) Any information provided pursuant to this Agreement shall be held by the Purchaser in accordance with and shall be subject to the terms of the Confidentiality Agreement, dated March 13, 2001, between The Jordan Company, LLC and the Company (the "CONFIDENTIALITY AGREEMENT") which agreement is and shall remain in full force and effect in accordance with its terms.

          (c) Purchaser may, upon prior notice to the Shareholder Representative, meet with designated members of the Company's senior management, at reasonable times and in a manner not disruptive to the Company's business for the purpose of discussing and negotiating post-Closing employment arrangements and the terms and conditions on which such senior management may participate as investors in the Purchaser, PROVIDED, HOWEVER, that no such prior notice shall be necessary for the Purchaser to contact the Company's senior management for purposes of assisting Purchaser in preparing any and all documents necessary for Purchaser to secure the Financing Commitments or otherwise as is reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement. Such employment and investment negotiations shall be subject to the terms of the Confidentiality Agreement and any arrangements negotiated with any employee of the Company shall expressly by its terms not become effective or impose any obligation on such employee prior to the Effective Date of the Merger. If for any reason this Agreement is terminated or the Merger does not become effective, all such agreements will by their terms terminate and be without any further force or effect.

     5.03 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the Company, the Purchaser and Acquisition agrees to use its commercially reasonable efforts and good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective and pay for as promptly as practicable the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using its commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material leases and other Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Law,
(iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, HSR Filings and other competition filings (the cost of which will be borne by the Purchaser) and submissions of information requested or required by Governmental Entities, (v) to obtain sufficient financing in order to consummate the transactions contemplated hereby and (vi) to fulfill all conditions to this Agreement. Each of the Company, the Purchaser and Acquisition further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

     5.04 FILINGS. The Purchaser will make or cause to be made and pay for all such HSR Filings (and any other such competition filings) and submissions under laws and regulations applicable to the Purchaser, if any, as may be required of the Purchaser for the consummation of the transactions contemplated by this Agreement, including, without limitation, any such filings with the Division pursuant to Massachusetts Law. The Company will make or cause to be made and pay for all such filings and submissions under laws and regulations applicable to the Company and the Subsidiaries as may be required of the Company and the Subsidiaries for the consummation of the transactions contemplated by this Agreement, including any such filing with the Division pursuant to Massachusetts Law. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing reasonable assistance as may be requested in connection with all of the foregoing.

     5.05 PUBLIC ANNOUNCEMENTS. The Shareholder Representative and the Purchaser will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the consent of the other, except that such approval shall not be required for a public statement to the extent either party is advised by its legal counsel that such disclosure is required by applicable Law.

     5.06 FEES AND EXPENSES. Whether or not the transactions contemplated hereby are consummated, each party agrees to bear its own expenses in connection with the transactions contemplated hereby, including fees and expenses of accountants, attorneys, investment advisors and other professionals; PROVIDED, HOWEVER, if the transactions contemplated hereby are not consummated due to the failure of Purchaser to satisfy the covenant set forth in SECTION 5.10, Purchaser shall pay or reimburse the Company for all of the reasonable and documented out of pocket expenses incurred by the Company in connection with the transactions contemplated hereby ("COMPANY EXPENSES") and; PROVIDED, FURTHER if the transactions contemplated hereby are not consummated due to the failure of the Shareholders to satisfy the conditions set forth in SECTION 6.02(G), the Company shall pay or reimburse the Purchaser for up to $500,000 of the reasonable and documented out of pocket expenses incurred by the Purchaser or Acquisition in connection with the transactions contemplated hereby.

     5.07 DISCLOSURE SUPPLEMENTS. Between the date of this Agreement and the Closing Date, the Company shall promptly notify Purchaser in writing to the extent of the Company's Knowledge of any fact or condition that causes or constitutes, or reasonably could cause or constitute, a misrepresentation or breach of any of the Company's representations and warranties as of the date of this Agreement (in either case, a "BREACH"). Between the date of this Agreement and the Closing Date, the Company shall also promptly notify Purchaser in writing to the extent of the Company's Knowledge of any fact, thing, matter, occurrence, variance or condition hereafter arising ("NEW FACTS") which, if existing or occurring at, or prior to the date of this Agreement, would have been required to be set forth in the Disclosure Schedule, in the form of a "REVISED SCHEDULE" delivered to the Purchaser. Each such date of disclosure shall hereinafter be referred to as a "DISCLOSURE DATE". Any Revised Schedule shall be marked to show changes between the original Disclosure Schedule and the Revised Schedule. The Purchaser shall have ten (10) days following each Disclosure Date to review the New Facts so disclosed. In the event that such New Facts would reasonably be expected to constitute a material Breach, the Purchaser may deliver to the Company a notice setting forth in reasonable detail the basis for such conclusion and its election to terminate its obligations under this Agreement (the "TERMINATION NOTICE") no later than 5:00 p.m. Eastern Time on the tenth calendar day following the Disclosure Date. In the event the Purchaser does not have the right or for any reason does not terminate this Agreement pursuant to this SECTION 5.07, then such Revised Schedule shall be deemed to amend and/or supplement the original Disclosure Schedule hereto and cure and correct for all purposes any Breach which would have existed by reason of the Company not having disclosed such Revised Schedule.

     5.08 EMPLOYEE BENEFIT MATTERS.

          (a) BENEFIT ARRANGEMENTS. Except as set forth in SECTION 5.08(e), (f) and (g), the Purchaser shall on and after the Effective Time, cause the Company and each of the Subsidiaries to honor, without offset, deduction, counterclaims, interruptions or deferment (other than withholdings under applicable law), all plans and employment, severance, termination and retirement agreements and arrangements set forth on Section 5.08(a) of the Disclosure Schedule to which each of them is presently a party, as such plans, agreements and arrangements may hereafter be modified with the consent of the other party or as otherwise permitted by such plans, agreements and arrangements of the Company and the Subsidiaries in effect on the date hereof.

          (b) INDEMNIFICATION. The Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company and each Subsidiary (the "COMPANY INDEMNIFIED PARTIES") as provided in their respective certificate of incorporation or by-laws, as provided in an agreement between a Company Indemnified Party and the Company and/or any Subsidiary (the "INDEMNIFICATION AGREEMENT") or otherwise in effect on the date hereof shall continue in full force and effect for a period of not less than seven (7) years from the Closing Date; PROVIDED, HOWEVER, that, in the event any claim or claims are asserted or made within such seven (7) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in such certificate of incorporation or by-laws or under the Indemnification Agreements or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Company (whose fees and expenses shall be paid by the Company).

          (c) BENEFITS; PRIOR SERVICE. From and after the Effective Time, the Company shall cause each employee of the Company and each employee of any Subsidiary to be credited with service with the Company and/or a Subsidiary for purposes of determining such employee's eligibility to participate in and vesting under each employee benefit plan maintained by the Purchaser or its Affiliates after the Effective Time; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

          (d) BINDING ON SUCCESSORS. If the Company or any of the Subsidiaries or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or any of the Subsidiaries (or their successors or assigns) shall assume the obligations set forth in SECTIONS 5.08(a), (b) and (c).

          (e) XSOP. Effective as of the Closing Date, the XSOP shall be terminated and each participant thereunder at that time or then beneficiary of a deceased participant shall receive as soon as administratively feasible a cash payment equal to the value, determined as of the day before the termination occurs, of the participant's benefits under the XSOP. Prior to the Closing Date, the Plan Sponsor shall take all actions that are necessary to give effect to the transaction contemplated by this SECTION 5.08(e).

          (f) ESOP. As of the Closing Date, but subject to SECTION 2.01(h) hereof, the ESOP shall be terminated. Prior to the Closing Date, the Plan Sponsor shall take all actions (including but not limited to, if appropriate, amending the ESOP) that are necessary to give effect to the transaction contemplated by this SECTION 5.08(f).

          (g) PROFIT SHARING-RETIREMENT PLAN. Effective as of the day immediately preceding the Closing Date, the Plan Sponsor shall terminate the Profit Sharing-Retirement Plan, and the employees of the Company and each of the Subsidiaries shall be eligible to participate in a profit sharing retirement plan as soon as administratively practicable after the Effective Time.

     5.09 EXCLUSIVITY.

          (a) Until the termination of this Agreement, neither the Company, the Subsidiaries nor the Shareholders nor any of their respective directors, officers, employees, agents, representatives or shareholders (collectively, the "COMPANY GROUP") shall initiate, solicit, entertain, negotiate, accept or discuss, or encourage inquiries or proposals (each, an "ACQUISITION PROPOSAL") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the business, assets, properties, capital stock or capital stock equivalents of the Company or any of the Subsidiaries (a "POTENTIAL SALE"), whether by merger, combination, sale of stock, sale of assets, or otherwise, or enter into any agreement, arrangement or undertaking requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. The Company and the Shareholders shall, and shall cause each other member of the Company Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, other than Purchaser, conducted prior to the date hereof with respect to any Acquisition Proposal. The Company and the Shareholders shall (i) promptly inform Purchaser of any inquiries any member of the Company Group receives after the date hereof concerning an Acquisition Proposal or Potential Sale and provide Purchaser with copies of all correspondence or other documents received in connection therewith and (ii) inform the Persons sending such inquiries, requests or proposals that the Company is bound by an exclusivity arrangement (without any reference to Purchaser, or its potential financing sources). The Company represents that it is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. The Company and the Subsidiaries shall cause their officers, directors, agents and advisors to comply with this
SECTION 5.09.

          (b) Each Shareholder further agrees that, except as contemplated by this Agreement, without the prior written consent of the Purchaser, such holder shall not, directly or indirectly, during the term of this Agreement (i) grant or enter into any Encumbrance, power of attorney or other agreement or arrangement with respect to the voting of such holder's shares of Company Capital Stock, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of such shares of Company Capital Stock or (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Person's obligations hereunder or the transactions contemplated hereby.

     5.10 FINANCING COMMITMENTS.

          (a) On or prior to 5 p.m. (Boston, Massachusetts time) on July 18, 2001 (the "Outside Financing Commitment Date"), the Purchaser will deliver to the Company Financing Commitments that are in form and substance reasonably satisfactory to the Company. If the Company has not received such Financing Commitments from Purchaser by the Outside Financing Commitment Date, or if such Financing Commitments are not reasonably satisfactory to the Company, the Company may, at its option, within ten (10) days of the Outside Financing

Commitment Date, terminate this Agreement by written notice to Purchaser, in which event, this Agreement shall forthwith terminate (except for the provisions hereof which expressly survive such termination by their terms) and there shall be no liability or obligation whatsoever on the part of any party hereto except for the obligation of Purchaser to pay the Company Expenses as set forth in
SECTION 5.06.

          (b) At reasonable intervals and at the Company's request, Purchaser shall inform the Company of the status regarding Purchaser's efforts to secure the Financing Commitments between the date hereof and the Outside Financing Commitment Date.

     5.11 APPOINTMENT OF SHAREHOLDER REPRESENTATIVE. By their execution of a counterpart of this Agreement, each Shareholder hereby irrevocably constitutes and appoints Richard B. Simches (the "SHAREHOLDER REPRESENTATIVE"), with full power of substitution, as such Shareholder's true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Shareholder, for the purpose of (i) contesting, defending, disputing, settling, compromising or otherwise disposing of any Losses asserted by any Purchaser Indemnitee, (ii) resolving, disputing, receiving, agreeing to and collecting (including, without limitation, instituting legal actions therefor), the amount of the Post-Closing Adjustment Consideration and otherwise carry out the provisions of SECTION 2.01(d), (iii) carrying out the other responsibilities of the Shareholder Representative contained in the Agreement, and (iv) to take any and all appropriate action and to execute any documents and instruments that may be necessary or desirable to accomplish the purposes of any and all of the foregoing, and the transactions, documents, instruments, agreements and certificates contemplated thereby, including, to perform or make any waivers, statements, restatements, modifications and supplements in the documents or other agreements, instruments or documents that may be entered into in connection therewith on such Shareholder's behalf, as from time to time may be agreed upon by the Shareholder Representative; and such Shareholder Representative shall be authorized on behalf of each Shareholder and in the name of such Shareholder to execute, deliver and perform each of such documents and agreements with such waivers, modifications, changes, deletions, supplements or amendments as have been approved by the Shareholder Representative, such approval to be conclusively evidenced by the Shareholder Representative's execution and delivery thereof. Each Shareholder agrees that the power granted by this SECTION 5.11 is coupled with an interest and irrevocable. In the event of the death, incapacity, or resignation of, or if for any other reason Richard
B. Simches shall cease to serve as Shareholder Representative, then, and in such event, S. Nancy Simches shall, and without any further action on the part of the Shareholders, immediately be the Shareholder Representative hereunder. In the event of the death, incapacity or resignation of, or if for any other reason S. Nancy Simches shall cease to serve as Shareholder Representative, then, and in such event, the Persons (or in the case of any individual who is deceased at the time of such action, then such Person's personal representative) who were the holders of record of a majority of the Company Capital Stock which was outstanding immediately prior to the Closing (on a one-Share-for-one-Share vote basis) shall by written designation constitute and appoint a successor Shareholder Representative and shall give notice of such action to the Purchaser and to the other Shareholders of record.

     5.12 TERMINATION OF CERTAIN AGREEMENTS. At or prior to the Closing, the Company shall take all actions necessary if any, to terminate the Affiliate Contracts.

     5.13 MEETING OF SHAREHOLDERS. As promptly as practicable after the Purchaser's full satisfaction of SECTION 5.10(a), the Company shall take all actions necessary in accordance with applicable Law and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of the Shareholders or to solicit and obtain the written consent of the Shareholders for the purpose of considering and voting upon or consenting to the adoption and approval of this Agreement and the transactions contemplated hereby. Subject to its fiduciary duties, the board of directors of the Company shall recommend approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders.

     5.14 SHAREHOLDERS/VOTING ARRANGEMENT. Each Shareholder (other than the
ESOP) hereby agrees to vote all shares of Company Capital Stock that such Shareholder (other than the ESOP) is entitled to vote at the time of any meeting of the Shareholders or by written consent at which the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby are submitted for the consideration and vote of the Shareholders, and at any adjournment thereof, in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Company and each Shareholder (other than the ESOP) shall use its reasonable best efforts to cause each other Shareholder to vote all shares of Company Capital Stock that such other Shareholders are entitled to vote at the time of any meeting of the Shareholders or by written consent at which the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby are submitted for the consideration and vote of the Shareholders, and at any adjournment thereof, in favor of the approval and adoption of this Agreement (or any amended version), the Merger and the transactions contemplated hereby.

     5.15 PROXY STATEMENT. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and mail a proxy statement to the ESOP Trustee, for distribution to the ESOP participants, soliciting such ESOP participants' votes with respect to the Merger and the other transactions contemplated by this Agreement. The Company covenants and agrees that the proxy statement shall include the recommendation of the Company's board of directors, subject to its fiduciary duties, that such ESOP participants vote to approve this Agreement and the transactions contemplated hereby.

     5.16 ASSIGNMENT. At or prior to the Effective Time and in consideration of the transactions contemplated hereby, Richard B. Simches shall assign to the Purchaser all of his right, title and interest in and to the capital stock of the Company's Subsidiary, Safety Insurance Company, Inc. Mr. Simches shall represent and warrant to the Purchaser at the time of such assignment that the capital stock so assigned is free and clear of any Encumbrances. Any failure of Mr. Simches to so assign such capital stock shall be deemed a material non-compliance for purposes of SECTION 6.02(b) hereof.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.01 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of the Company and Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

          (a) The representations and warranties of the Purchaser and Acquisition contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          (b) The Purchaser and Acquisition shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) No Law, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Company, any of the Subsidiaries or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

          (d) All consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect or a Purchaser Material Adverse Effect.

          (e) The Purchaser and Acquisition shall have furnished the Company with such certificates of its officers and others to evidence its compliance with the conditions set forth in SECTION 6.01(a) through (d) as may be reasonably requested by the Company.

          (f) Acquisition shall have executed and delivered the Certificate of Merger.

          (g) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (h) The Company shall have received the written opinion of Mayer, Brown & Platt, special legal counsel to each of the Purchaser and Acquisition, in form and substance reasonably satisfactory to the Company.

     6.02 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The obligations of the Purchaser and Acquisition to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          (b) The Company shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) No Law, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Purchaser or Acquisition or any of their affiliates, associates, officers, or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

          (d) All consents and approvals required under the Contracts set forth on Section 3.04 or Section 3.09(b) of the Disclosure Schedule and all consents and approvals of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect or a Purchaser Material Adverse Effect.

          (e) The Company shall have furnished the Purchaser and Acquisition with such certificates of the Company's officers and others to evidence their compliance with the conditions set forth in this SECTION 6.02(a) through (d) as may be reasonably requested by the Purchaser.

          (f) The Company shall have executed and delivered the Certificate of Merger.

          (g) The Merger shall have been approved by the vote of the Shareholders in accordance with applicable Law and the Company's organizational documents, with at least ninety percent (90%) approval having been obtained with respect to each class of Company Capital Stock, and the Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, to such effect.

          (h) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (i) The Purchaser shall have received the written opinions of Hutchins, Wheeler & Dittmar, A Professional Corporation, legal counsel to the Company and Morrison, Mahoney & Miller, LLP, insurance counsel to the Company, in each case in form and substance reasonably satisfactory to the Purchaser, on which the Purchaser's lenders may rely.

          (j) On or prior to the Closing Date, the action required pursuant to
SECTION 5.08(e), (f) and (g) relating to the XSOP, the ESOP and the Profit Sharing-Retirement Plan shall have been taken.

          (k) The Purchaser shall have received cash proceeds, pursuant to the Financing Commitments, in an amount necessary to consummate the Merger and other transactions contemplated by this Agreement and to pay all fees and expenses in connection therewith.

          (l) Richard B. Simches shall have entered into a Non-Competition Agreement with Purchaser and Acquisition, substantially in the form of EXHIBIT B attached hereto.

          (m) During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation or change in the financial or business condition of the Company and the Subsidiaries, taken as a whole) which has or had a Material Adverse Effect.

          (n) The Purchaser shall have received from the Company a duly executed certificate in the form specified by Treasury Regulation Section 1.1445-2(b)(2).

          (o) The ESOP shall have paid to the Company or the Company shall have forgiven the payment of all amounts due and owing under the ESOP Note in full satisfaction and release of the ESOP Note.

          (p) The Company shall have paid to Fleet National Bank f/k/a The First National Bank of Boston ("FNBB") all amounts due and owing as of the Closing Date under the Loan Agreement, dated April 12, 1995, in the original principal amount of $36,000,000, between the Company and FNBB, and the other documents related thereto (the "LOAN DOCUMENTS") in full satisfaction and release of the Loan Documents and FNBB shall have released any and all Encumbrances and filed all appropriate UCC filings effecting such release.

          (q) Richard B. Simches and S. Nancy Simches shall have paid to the Company all amounts due and owing under the Amended and Restated Promissory Note, dated July 15, 1996, in the original principal amount of $1,100,000.00.

                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

     7.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual consent of the Purchaser and the Company;

          (b) by the Company or by the Purchaser at any time after the date which is (180) days after the date hereof, unless the approvals and consents listed on Section 3.04 of the Disclosure Schedule have been applied for or submitted but not received by such date, in which case either party may extend such date by an additional ninety (90) days, PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.01 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) by the Purchaser, if there has been (i) a material violation or breach by the Company or Shareholder of any agreement, covenant, representation or warranty contained in this Agreement or any violation or breach which has rendered the satisfaction of any condition to the obligations of the Purchaser impossible and (ii) such violation or breach has not been waived by the Purchaser; or

          (d) by the Company, if there has been (i) a material violation or breach by the Purchaser or Acquisition of any agreement, covenant, representation or warranty contained in this Agreement or any violation or breach which has rendered the satisfaction of any condition to the obligations of the Company impossible (ii) and such violation or breach has not been waived by the Company.

     7.02 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to SECTION 7.01, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, this Agreement, other than the obligations of each party under SECTIONS 5.02(b) and 5.06 hereof, shall forthwith become null and void, without any liability on the part of any party hereto, or any subsidiaries or affiliates of, or any officers, directors or employees of, any party; PROVIDED, HOWEVER, that, nothing contained in this SECTION 7.02 shall relieve any party from liability for a breach of any covenant, agreement, representation or warranty contained in this Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.01 SURVIVAL, REPRESENTATIONS AND WARRANTIES. The representations and warranties provided for in this Agreement shall survive until the 540th day following the Closing Date, except that (i) the representations and warranties contained in SECTIONS 3.02, 3.03, 3.14 and 4.05 shall survive indefinitely and
(ii) the representations and warranties contained in SECTIONS 3.13, 3.18 and
3.19 shall survive until the third anniversary of the Closing Date. The provisions of this SECTION 8.01 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing Date. The indemnification provisions contained in this ARTICLE VIII are the sole and exclusive remedy of the parties hereto and are in lieu of any statutory, equitable, or common law remedy any party hereto may otherwise have for any breach of any representation, warranty, or covenant. The applicable survival period of warranties, representations, agreements and covenants is referred to herein as the "INDEMNIFICATION PERIOD". The termination of the Indemnification Period shall not affect the rights of a party in respect of a claim made by such party prior to the expiration of the Indemnification Period therefor. The covenants and agreements in this ARTICLE VIII shall survive until such time as any claim for indemnification is finally settled in accordance with the terms hereof. No investigation by or knowledge of any of the parties hereto shall in any way limit the representations and warranties of the parties or indemnification rights hereunder.

     8.02 INDEMNIFICATION OBLIGATION OF THE SHAREHOLDERS.

          (a) Each of the Shareholders, severally (and not jointly or jointly and severally) and only to the extent set forth herein, agrees from and after the Closing to indemnify Purchaser and Acquisition and their respective affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (each a "PURCHASER INDEMNITEE" and, collectively the "PURCHASER INDEMNITEES") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Losses which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

          (i) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranties made by the Company set forth in this Agreement (including the Disclosure Schedule) or any certificate, document or instrument to be delivered by the Company pursuant to this Agreement; or

          (ii) any nonfulfillment or breach of any covenant of the Company or the Shareholders set forth in this Agreement.

          (b) Notwithstanding the foregoing, the Shareholders shall not be required to indemnify the Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in SECTION 8.02(a)(i) above unless and until the aggregate of all such Losses exceeds $1,000,000 (the "MINIMUM THRESHOLD"; and, in such event, the Shareholders shall be responsible only for the amount of such Losses which exceed the Minimum Threshold. In no event shall (i) any Shareholder be obligated to indemnify the Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in SECTION 8.02(a) in excess of his Pro Rata Indemnification Percentage (as defined below) thereof and (ii) the Shareholders collectively be obligated to indemnify the Purchaser Indemnitees under this ARTICLE VIII in respect of any Losses in excess of the aggregate amount of $10,000,000 (the "INDEMNIFICATION CAP"). Notwithstanding any other provision of this SECTION 8.02, the Minimum Threshold and the Indemnification Cap shall not apply with respect to breaches of SECTIONS 3.02, 3.03 or 3.14. As used herein, the term "PRO RATA INDEMNIFICATION PERCENTAGE" shall mean for each Shareholder, a fraction, the numerator of which is the Merger Consideration received by such Shareholder and the denominator of which is aggregate amount of all Merger Consideration received by all of the Shareholders.

          (c) Each Shareholder acknowledges that the agreement contained in this
ARTICLE VIII is an integral part of the transactions contemplated by this Agreement and that, without such agreement, Purchaser would not enter into this Agreement; accordingly, if any Shareholder fails to pay promptly any amounts due by such Signing Shareholder pursuant to this Section 8.02 and in order to obtain such amounts, the Purchaser commences a suit against such Signing Shareholder to collect the amounts provided for herein, if the Purchaser succeeds on the merits in such action or proceeding, such Shareholder shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit; PROVIDED, HOWEVER, that should the Purchaser be the losing party on the merits in any such action or proceeding, the

Purchaser shall pay to such Shareholder its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     8.03 INDEMNIFICATION OBLIGATION OF PURCHASER. Purchaser will indemnify the Company and its affiliates, stockholders, officers, managers, directors, employees, agents, representatives and successors and assigns, including, without limitation, the Shareholders (collectively, the "SELLER INDEMNITEES") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

          (a) any facts or circumstances which constitute a misrepresentation or breach of any representation or warranties by the Purchaser set forth in this Agreement or any certificate document, or instrument to be delivered by the Purchaser pursuant to this Agreement; or

          (b) any nonfulfillment or breach of any covenant or agreement of the Purchaser set forth in this Agreement.

     8.04 INDEMNIFICATION PROCEDURES.

          (a) Any Person making a claim for indemnification pursuant to SECTION
8.02 or 8.03 above (each, an "INDEMNIFIED PARTY") must give the party from whom indemnification is sought (an "INDEMNIFYING PARTY") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "PROCEEDING") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; PROVIDED, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to SECTION
8.02 or 8.03 above, as applicable, except to the extent that such failure or delay actually harms the Indemnifying Party.

          (b) With respect to the defense of any Proceeding against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in SECTION 8.02 or 8.03 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed.

          (c) Notwithstanding SECTION 8.02(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense) and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

          (x) an adverse determination of such Proceeding would be reasonably likely to have a material and adverse effect upon the Indemnified Party's business;

          (y) the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

          (z) the Indemnified Party reasonably believes that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim following written notice and a 30 day opportunity to cure.

          (d) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold, delay or condition) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding; PROVIDED that any such settlement shall provide for the full release of all claims against each Indemnified Party.

     8.05 PAYMENT. Upon the determination of the liability under ARTICLE VIII or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. All amounts not paid when due under ARTICLE VIII will accrue interest, payable on demand, at the rate of eighteen percent (18%) per annum from the date due until paid in full and each paying party will pay the other party's reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) incurred in attempting to collect any such amounts.

     8.06 ADJUSTMENT TO INDEMNITIES. The amount of indemnity payable under
SECTION 8.02 or SECTION 8.03 shall be treated by the Purchaser and the Company as an adjustment to the Merger Consideration, and shall be (i) calculated after giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim, (ii) reduced (but not below zero) by an amount equal to the Tax Benefit, if any, to the Indemnified Party or one or more of its Affiliates resulting from the Loss that is the subject of the indemnity payment, and (iii) in the case of an indemnity payment relating to Taxes, reduced (but not below zero) by the Tax Benefit, if any to the Indemnified Party and/or one or more of its Affiliates, attributable to (or arising out of) the adjustment giving rise to the indemnity payment, including, but not limited to, any corresponding adjustments relating to any period ended after the Closing Date, and whether or not realized, calculated on a present value basis as set forth in the definition of Tax Benefit.

     8.07 PAYMENT OF TAXES.

          (a) The Purchaser shall cause to be prepared and filed all Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing, and shall also cause to be prepared and filed any Tax Returns for the Company and its Subsidiaries for all Tax periods that begin prior to and end after the Closing Date. In the case of any Tax payable for a Tax period including (but not ending on) the Closing Date, the portion of such Tax relating to the portion of the Tax period ending on the Closing Date shall be deemed to equal the following applicable amount, PROVIDED, HOWEVER, that in no event shall any Tax be allocated to the portion of a Tax period ending on the Closing Date to the extent such Tax relates to a transaction (including, but not by way of limitation, the acquisition of property) occurring on or after the Closing: (i) if such Tax is not based upon or related to income or receipts, the portion of such Tax equal to the entire Tax multiplied by a fraction, the numerator of which is the number of days in the Tax period through the Closing Date and denominator of which is the number of days in the entire Tax period, and (ii) if such Tax (including sales and use Taxes) is based on or related to income or receipts, the amount that would have been due had the Tax period ended on the Closing Date, PROVIDED, HOWEVER, that any such Tax arising under Section 338 of the Code shall be treated as arising in a period after the Closing Date.

          (b) The Purchaser shall permit the Shareholders, at least thirty (30) days in advance of the filing thereof, to review and comment on all Tax Returns to be filed for the Company and its Subsidiaries for any period for which the Shareholders may have an indemnification obligation under this Agreement, and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative. The Shareholders shall be entitled to participate in the preparation of such Tax Returns. Such Tax Returns shall be prepared consistent with past practices, except as provided in the next sentence. No position shall be taken on the Tax Returns that could reasonably be expected to give rise to an indemnification obligation of the Shareholders hereunder without the prior written consent of the Shareholders, which shall not be unreasonably withheld.

          (c) In the event any Tax authority informs or is deemed to inform the Purchaser or any of its Affiliates, including the Company, of any notice of proposed audit, claim, assessment, or other dispute concerning an amount of Taxes with respect to which the Shareholders may incur liability hereunder, the Purchaser shall promptly notify, or shall cause the party so informed promptly to notify, the Shareholders in writing of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Party fails to provide, or cause to be provided to, the Indemnifying Party prompt notice of such asserted Tax liability and such failure to provide the required notice results in a monetary detriment to the Indemnifying Party, then the Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such detriment or the amount of the indemnity will be reduced by such detriment.

          (d) With respect to any examination, audit, contest, appeal, or other proceeding relating to Taxes of the Company or its Subsidiaries that could give rise to indemnification obligations of the Shareholders hereunder, the Shareholders shall have the right to control the contest and settlement of any such proceeding, PROVIDED, HOWEVER, that the Shareholders shall not settle any such proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld. The Purchaser, on behalf of itself and each of its Affiliates, including the Company, shall cooperate with the Shareholders and shall provide the Shareholders with access to its accountants, accountant's work papers, Tax Returns, books and records, and other relevant information and shall execute any necessary powers of attorney relevant to the Shareholders' authority hereunder. In the event that the Shareholders elect not to control such contest and settlement, the Shareholders shall have the right to participate in such contest and settlement, and the Purchaser shall not settle, and shall not permit any of its Affiliates, including the Company, to settle, any audit or proceeding without the prior written consent of the Shareholders, which shall not be unreasonably withheld.

          (e) The Shareholders, on the one hand, shall cooperate and the Purchaser, on the other hand, shall cooperate and cause each of its Affiliates, including the Company, to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and its Subsidiaries, including (i) the preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each such party making all relevant information and documents in its possession or, in the case of the Purchaser, in its possession or the possession of its accountants and/or Affiliates available to the other party. The parties shall retain, and the Purchaser shall cause each of its Affiliates, including the Company to retain, all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of such parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

          (f) The Purchaser shall not amend or permit to be amended any Tax Returns of the Company or any of its Subsidiaries for Tax periods ending on or prior to the Closing Date, or file a claim for refund of Taxes attributable to a Tax period ending on or prior to the Closing Date, without the prior written consent of the Shareholders, which shall not be unreasonably withheld.

          (g) For the purposes of this Agreement, the Indemnified Party shall not be treated as having incurred a Loss related to Taxes until such time as there has been a final disposition relating to the Tax at issue.

          (h) The Shareholders shall have no indemnification obligation under this Agreement with respect to Taxes attributable to, arising out of or relating to any and all transactions occurring after the Closing Date or on the Closing Date, but after the Closing. Should, by reason of the Merger, the Company and its Subsidiaries become members of a new consolidated group of which the Purchaser is a member, then the Purchaser, on behalf of itself and on behalf of the Company and its Subsidiaries, agrees to report all transactions not in the Ordinary Course of Business that occur on the Closing Date as occurring after the event resulting in the change in the consolidated group status of the Company and each of its Subsidiaries, unless precluded from doing so under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     9.01 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Company and the Purchaser with respect to any of the terms contained herein.

     9.02 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by confirmed facsimile transmission, confirmed courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to the Purchaser or Acquisition:

          Safety Holdings, Inc.
          c/o The Jordan Company, LLC
          767 Fifth Avenue, 48th Floor
          New York, New York  10153
          Attention:  A. Richard Caputo, Jr.
          Facsimile No.:  212-755-5263
     with a copy to:

          Mayer, Brown & Platt
          1675 Broadway
          New York, NY  10019
          Attention:  Martin J. Collins
          Facsimile No.:  212-262-1910

     If to the Company:

          Thomas Black Corporation
          20 Custom House Street
          Boston, Massachusetts  02110
          Attention:  President
          Facsimile No.:  617-951-0697

     with copies to:

          Hutchins, Wheeler & Dittmar
          A Professional Corporation
          101 Federal Street
          Boston, MA  02110
          Attention:  Charles W. Robins and
                      Jack H. Fainberg
          Facsimile No.:  617-951-1295

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (PROVIDED that notice of any change of address shall be effective only upon receipt thereof).

     9.04 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; PROVIDED, HOWEVER, that Purchaser may assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser or Acquisition; and PROVIDED, further, that Purchaser may assign its rights and delegate its obligations hereunder to any
(i) Person in connection with a sale of all or substantially all assets of the Purchaser, (ii) Person who acquires all of the capital stock of Purchaser, and
(iii) Person providing financing to Purchaser or its Affiliates. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns.

     9.05 JURISDICTION; FORUM. By the execution and delivery of this Agreement, the Purchaser and Acquisition (i) submit to the personal jurisdiction of any state or federal court in the Commonwealth of Massachusetts in any suit or proceeding arising out of or relating to this Agreement and (ii) agrees that service of process upon it at its address set forth in this

Agreement shall be deemed in every respect effective service of process upon the Purchaser in any such suit or proceeding.

     9.06 GOVERNING LAW. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     9.07 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.08 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     9.09 ENTIRE AGREEMENT. This Agreement, including the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions, other than the Confidentiality Agreement.

     IN WITNESS WHEREOF, the Purchaser, Acquisition, and the Company have caused this Merger Agreement to be signed by their duly authorized officers as of the date first above written.

                                   PURCHASER:

                                   SAFETY HOLDINGS, INC.

                                   By:/s/A. Richard Caputo, Jr.
                                      ------------------------------
                                      Name:  A. Richard Caputo, Jr.
                                      Title: Vice President


                                   ACQUISITION:

                                   SAFETY ACQUISITION, INC.

                                   By:/s/A. Richard Caputo, Jr.
                                      ------------------------------
                                      Name:  A. Richard Caputo, Jr.
                                      Title: Vice President


                                   COMPANY:

                                   THOMAS BLACK CORPORATION

                                   By:/s/Richard B. Simches
                                      ------------------------------
                                      Name:  Richard B. Simches
                                      Title: Chairman of the Board

                                   SHAREHOLDERS:

                                   /s/Richard B. Simches
                                   ---------------------------------
                                   Richard B. Simches


                                   /s/Sherri A. Mahne
                                   ---------------------------------
                                   Sherri A. Mahne


                                   The Sherri A. Simches Family Trust

                                   By:/s/Sherri A. Simches
                                      ------------------------------
                                   Sherri A. Simches, Trustee


                                   By:/s/William C. Sawyer
                                      ------------------------------
                                   William C. Sawyer, Trustee


                                   By:/s/Kenneth A. Korb
                                      ------------------------------
                                   Kenneth A. Korb, Trustee


                                   The Lorri S. Simches Family Trust

                                   By:/s/Lorri S. Simches
                                      ------------------------------
                                   Lorri S. Simches, Trustee

                                   By:/s/Deborah Kay
                                      ------------------------------
                                   Deborah Kay, Trustee

                                   The Lorri S. Simches Family Trust II

                                   By:/s/Lorri S. Simches
                                      ------------------------------
                                   Lorri S. Simches, Trustee

                                   By:/s/Deborah Kay
                                      ------------------------------
                                       Deborah Kay, Trustee


                                   The Safety Insurance Employee Stock
                                   Option Plan

                                   By:/s/Richard B. Simches
                                      ------------------------------
                                   Richard B. Simches, Trustee


                                   The Jeremy S. Owades 1996 Irrevocable Trust

                                   By:/s/Manfred Tidor
                                      ------------------------------
                                   Manfred Tidor, Trustee

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee


                                   The Mackenzie M. Owades 1996 Irrevocable
                                   Trust

                                   By/s/Manfred Tidor
                                      ------------------------------
                                   Manfred Tidor, Trustee

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee

                                   The Justin T. Owades 1996 Irrevocable Trust

                                   By:/s/Manfred Tidor
                                      ------------------------------
                                   Manfred Tidor, Trustee

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee


                                   The Thomas C. Mahne 1996 Irrevocable Trust

                                   By:/s/Manfred Tidor
                                      ------------------------------
                                   Manfred Tidor, Trustee


                                   By:/s/Sherri A. Mahne
                                      ------------------------------
                                      Sherri A. Mahne, Trustee


                                   The Sherri A. Mahne 2000 Grantor Retained
                                   Annuity Trust

                                   By:/s/Sherri A. Mahne
                                      ------------------------------
                                      Sherri A. Mahne, Trustee

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                                   The Justin T. Owades Family Trust of 2001

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee


                                   Beacon Fiduciary Advisors, Inc., Trustee

                                   By:/s/Frederick Shultz
                                      ------------------------------
                                   Name:   Frederick Shultz
                                   Title:  President


                                   The Mackenzie M. Owades Family Trust of 2001

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee


                                   Beacon Fiduciary Advisors, Inc., Trustee

                                   By:/s/Frederick Shultz
                                      ------------------------------
                                   Name:   Frederick Shultz
                                   Title:  President


                                   The Jeremy S. Owades Family Trust of 2001

                                   By:/s/Lorri S. Owades
                                      ------------------------------
                                      Lorri S. Owades, Trustee


                                   Beacon Fiduciary Advisors, Inc., Trustee

                                   By:/s/Frederick Shultz
                                      --------------------------------
                                   Name:   Frederick Shultz
                                   Title:  President

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                                   The Simches 2001 Charitable Remainder Annuity
                                   Trust dated April 3, 2001

                                   By:/s/Richard B. Simches
                                      ------------------------------
                                      Richard B. Simches, Trustee

                                   By:/s/S. Nancy Simches
                                      ------------------------------
                                      S. Nancy Simches, Trustee

                                   By:/s/Deborah Kay
                                      ------------------------------
                                      Deborah Kay, Trustee

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                                LIST OF EXHIBITS

Exhibit A       -      Certificate of Merger

Exhibit B       -      Form of Non-competition Agreement.

                                LIST OF SCHEDULES

Schedule 2.01   -      Merger Consideration

DISCLOSURE SCHEDULES

Section 3.01           Corporate Organization
Section 3.02           Capitalization
Section 3.04           Consents and Approvals; No Violations
Section 3.07           Absence of Certain Changes
Section 3.08           Compliance with Law
Section 3.09           Material Contracts
Section 3.10           Undisclosed Liabilities
Section 3.11           Defaults
Section 3.12           Litigation
Section 3.13           Taxes
Section 3.15           Title To Properties
Section 3.16           Intellectual Property
Section 3.17           Insurance
Section 3.18           Environmental Matters
Section 3.19           Employee Benefits
Section 3.20           Insurance Business
Section 3.21           Real Property
Section 3.22           Permits
Section 3.25           Management Agreements and Bonuses
Section 3.26           Accuracy of Information


Schedule 4.03          Consents and Approvals; No Violation

Schedule 5.08          Employee Benefit Matters